Exhibit 1A-6C

PATENT LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into on June 1, 2015 (“Effective Date”), by and between VERTRON CORPORATION, a Delaware corporation (“Licensor”) with its principal place of business at 468 N. Camden Drive #200, Beverly Hills, CA 90210, and YOBI CAPITAL FUND CORPORATION, a Delaware corporation (“Licensee”) with its principal place of business at 1221 Avenue of the Americas, Suite 4200, New York, NY 10020.

WHEREAS Licensor owns all right, title and interest in and to the “Licensed Property.”  The Licensed Property shall mean:

(1)	U.S. Pending Patent No. 14,691,812, entitled, “A System for Buying and Selling Securities over a Distributed Communications Network,” filed on April 21, 2015.

(2)	U.S. Pending Patent No. 14,690,624, entitled, “A System and Method for Active Participation in an Investor-Managed Corporation,” filed on April 20, 2015.

WHEREAS, Licensee is desirous of acquiring the sole and exclusive rights to use the Licensed Property as Licensee sees fit.

WHEREAS, Licensor is willing to exclusively license to Licensee all rights and privileges to the Licensed Property, and the underlying inventions described therein, in the United States and throughout the world, provided the Licensee fulfills all of the terms and conditions set forth herein.

Now therefore, in consideration of the premises and covenants herein contained, Licensor and Licensee agree as follows:

Section 1: License

1.1.
Licensor agrees to license and hereby grants to Licensee, and Licensee hereby accepts, the sole and exclusive rights and privileges, throughout the world, to use, exploit, promote, develop, and otherwise deal with the Letters Patent that is the subject of the Licensed Property, the underlying inventions described therein and all rights and privileges pertaining to the Licensed Property and any and all Letters Patent whether U.S. or foreign that may be granted therefrom including any and all claims and rights to injunctive relief and damages for infringement of the Licensed Property and the sole right to sue and recover therefor under such Licensed Property.

1.2.
Licensee has the right to grant a sub-license or assign its rights to a Permitted Sub-licensee: (i) upon written notice to Licensor; and (ii) provided that such sub-licensee or assignee is bound by this Agreement.

1.3.	Licensee has the right to engage a third party manufacturer of its choosing to manufacture products encompassed by the Licensed Property.

1.4.
Licensor further agrees that Licensor will, without charge to Licensor, but at Licensee’s expense, perform such other acts as Licensee lawfully may request to maintain, defend or enforce the Licensed Property.

1.5.
In the event that Licensee is unable for any reason whatsoever to secure Licensor’s signature to any document necessary for maintaining the validity of the Licensed Property with the U.S. Patent and Trademark Office (U.S.P.T.O.), Licensor hereby irrevocably designates and appoints Licensee and its duly authorized officers and agents, as his agents and attorneys-in-fact to act for and on his behalf and instead of him, to execute and file any such document with the U.S.P.T.O. to further the purposes of the foregoing with the same legal force and effect as if executed by Licensor.  In the event of a default, and in the event the Licensor is unable for any reason whatsoever to secure Licensee’s signature to any document necessary for maintaining the validity of the Licensed Property with the USPTO, Licensee hereby irrevocably designates and appoints Licensor and its duly authorized officers and agents, as his agents and attorneys-in-fact for and on Licensee’s behalf and instead of Licensee, to execute and file any such document with the U.S.P.T.O. to further the purposes of the foregoing with the same legal force and effect as if executed by the Licensee.

Initials:
	Licensor	Licensee

1.6.	Subject to the termination provisions herein, the Term shall commence on the Effective Date and expire upon expiration of the Licensed Property.

1.7.	In the event of a Licensee Default, Licensee’s rights to the Licensed Property shall immediately cease to exist and ALL rights to the Licensed Property shall immediately revert to the Licensor.

1.8.	Licensee shall reimburse Licensor for all patent maintenance fees as long as Licensee remains the sole and exclusive Licensee.

Section 2: Payment and Communication

2.1.
Common Stock Payment:  Subject to the Licensor’s execution of this Agreement, as consideration for the exclusive license and other rights granted to Licensee under this Agreement, Licensee shall issue to Licensor the following Stock: 500,000 Shares of its Class A Common Stock

2.2.
Continuing Royalties:  Due on the first of June 2017, and on the corresponding day of each year thereafter until the patent expires, Licensee shall pay to Licensor a sum equal to ten percent (10%) of any sub-license fees earned on the Licensed Property in the prior twelve months.  In the event that Licensee initiates a lawsuit to enforce the Licensed Property against any potential infringer, any settlement or judgment resulting from said lawsuit shall be considered a sub-license fee to which Licensor is entitled (10%) ten percent.

2.2.1.
A sub-licensee shall be any entity that contracts with and pays the Licensee for the explicit right to use or be exempt from suits for using the Licensed Property.  This does not include an entity contracting with the Licensee for products or services that may embody the Licensed Property.

2.3.
In the event that Licensee fails to make any of the payments as set forth in Sections 2.1 and 2.2 and the Licensee further fails to cure the default as set forth in 6.1.1, the Licensor shall have the right to terminate this Agreement.  Upon termination of this Agreement, this license to Licensee shall cease to exist and all scheduled sub-licensing fees from the date of termination forward shall immediately be assigned, in their entirety, to Licensor.

2.4.
Licensor shall pay all income taxes (including, without limitation, sales and value added taxes) imposed by the national government, including any political subdivision thereof, of any country in which said Licensor is doing business, as the result of Licensee furnishing consideration hereunder.  Licensee shall be responsible for any other taxes assessed on the Licensed Property.

2.5.	Licensee shall use its best business judgment to exploit, promote, develop, and otherwise deal with the Licensed Property.

2.6.	Cash payments must be made by Federal wire transfer or certified check from a national bank whose main office is located in the United States.

2.7.	Payments shall be considered as being made upon the date of actual receipt of same by Licensor, or its designated collection agent if there is one.

2.8.	All dates of payment contained herein are expressly agreed by the parties to be with time being of the essence.

Initials:
	Licensor	Licensee

2.9.
So long as the royalties shall be payable, Licensee shall: (i) continually maintain at its usual place of business and keep available for inspection and verification by Licensor, and/or its agent, all proper books of account, and shall make accurate and regular entries therein of all particulars relating to Licensee’s efforts in the sub-licensing of the patent, including those that may be necessary or material to show the amount payable by Licensee for royalties; and (ii) on the same day when each royalty shall be payable, shall furnish to Licensor with full and accurate accounts for the period for which royalties shall be then payable, showing the calculation of the amount of the royalties payable to Licensor.

2.10.
Notices to be effective must be in writing.  All notices are to be conveyed by mail (certified mail, return receipt requested, postage prepaid, with proof of mailing) or by prepaid next-day delivery by private courier service.  Notices shall become effective, if properly addressed, five Federal business days after the postmarked date or the date of acceptance by a private courier service.

2.11.	Notices and other communications relevant to this Agreement shall be sent to the following address:

For Licensor:	For Licensee:
Jeroen Hormes	YOBI CAPITAL FUND CORPORATION
VERTRON CORPORATION	c/o Darrell Hubbard
468 N. Camden Drive, Suite 200	1121 Avenue of the Americas, Suite 4200
Beverly Hills, CA 90210	New York, NY 10020

Section 3: Liquidated Damages

3.1.
In the event of a Licensee Default, as set forth in Section 6.1.1, Licensee shall pay Licensor, as liquidated damages, a sum of $100,000.  Such liquidated damages shall not preclude any other remedies or damages as may be available.

3.2.	The terms as set forth in Section 3.1 are subject to the condition precedent that the terms in Section 2.1 be fulfilled.

Section 4: Representations and Warranties

4.1.
Licensor represents and warrants that an employee of Vertron Corporation in fact invented the underlying inventions disclosed and/or claimed in the Licensed Property, that Vertron Corporation did not derive the underlying inventions disclosed and/or claimed in the Licensed Property from a third party, that Vertron Corporation did not publish, offer for sale, or publicly disclose the underlying inventions disclosed and/or claimed in the Licensed Property more than one year prior to the respective filing date of the Licensed Property, that Vertron Corporation is the sole inventor of the underlying inventions disclosed and/or claimed in the Licensed Property, and that no third party contributed to the conception of the underlying inventions disclosed and/or claimed in the Licensed Property.

4.2.
Licensor represents and warrants that all material prior art references, known to Licensor, have been properly disclosed to the United Stated Patent & Trademark Office in connection with prosecution of the Licensed Property, and, to the extent Licensor is aware, that no material misstatements have been made to the United Stated Patent & Trademark Office during prosecution of the Licensed Property.  Licensor represents that to the best of its knowledge, no reason exists for invalidating any portion of the Licensed Property.

4.3.
Licensor represents and warrants that: (i) Licensor has good and marketable title to the Licensed Property (including without limitation all rights, title, and interest in the Licensed Property to sue for infringement thereof); (ii) Licensor, prior to the Effective Date, is and has always been the sole owner of the Licensed Property; (iii) Licensor has the full right, capacity, and power to execute this Agreement and license the rights in the Licensed Property and the underlying inventions as set forth above; and (iv) the Licensed Property is not subject to any licenses, covenants not to sue, liens, security interests, or other encumbrances.  Licensor represents and warrants that prior to and during this Agreement, Licensor has not and shall not enter into any agreement that would materially impair or conflict with Licensor’s obligations hereunder.  To Licensor’s knowledge, all maintenance fees, annuities, and the like due on the Licensed Property as of the Effective Date have been timely paid.

Initials:
	Licensor	Licensee

4.4.
Licensor represents and warrants that Licensor has not entered into any agreement that affects, in any manner, title to, or Licensee’s enjoyment of, the Licensed Property or the underlying inventions, including, but not limited to, an assignment of full or partial rights to the Licensed Property, a license to the Licensed Property, or a right to obtain a license.  Licensor represents and warrants that performance of this Agreement does not conflict with or result in a breach of any agreement to which Licensor is bound.

4.5.
Licensor represents and warrants that at the time of conception and reduction to practice of the underlying inventions disclosed and/or claimed in the Licensed Property, Licensor did not use the facilities or equipment of any employer or entity with which Licensor contracted to perform services.  Licensor represents and warrants that Licensor has not entered into any binding obligations to assign or license any portion of the Licensed Property or the underlying inventions to any employer or entity with which Licensor contracted to perform services.

4.6.
Licensor represents and warrants that: (i) the Licensed Property has not been asserted against any third party in a licensing or other context, and that the Licensed Property is not the subject of any pending litigation, reexamination, reissue or interference proceedings, and/or other legal proceedings before any tribunal of competent jurisdiction; and (ii) no patent claim in the Licensed Property has been adjudicated to be invalid or unenforceable, in whole or in part, for any reason, in any administrative, arbitration, or judicial proceeding before a tribunal of competent jurisdiction; and (iii) Licensor has not received any notice threatening the filing of any such proceeding.

4.7.
Licensor represents and warrants that all information heretofore, herein or hereafter supplied to Licensee by or on behalf of Licensor with respect to the Licensed Property is accurate and complete in all material respects.

4.8.
Licensor represents and warrants that Licensor is not under any pre-existing obligation inconsistent with the terms and provisions of this Agreement.  Licensor represents and warrants that it has the right to disclose or use all ideas, processes, techniques and other information, if any, which Licensor has gained from third parties, and which Licensor discloses to Licensee in the course of performing the Services under this Agreement, without liability to such third parties.

4.9.
Licensor represents and warrants that: (i) Licensor has full right and power to enter into and perform the Services under this Agreement without the consent of any third party; (ii) Licensor has all rights, permits, licenses and consents to perform the Services under this Agreement; (iii) Licensor will take all necessary precautions to prevent injury to any persons (including employees of Licensee) or damage to property (including Licensee’s property) during the performance of the Services under this Agreement; and (iv) should Licensee permit Licensor to use any of Licensee’s equipment, tools, or facilities during the performance of the Services under this Agreement, such permission shall be gratuitous and Licensor shall be responsible for any injury to any person (including death) or damage to property (including Licensee’s property) arising out of use of such equipment, tools or facilities.

4.10.
Except as expressly set forth in this Section 4, Licensor makes no other representations or warranties with respect to the Licensed Property as to fitness for particular use, infringement or otherwise.

Initials:
	Licensor	Licensee

Section 5: Mutual Indemnification

5.1.
Licensor shall defend, indemnify and hold Licensee, its officers, agents and employees harmless from and against any and all liability, loss, expense (including reasonable attorneys’ fees) or claims for injury or damages arising out of the performance of this Agreement but only in proportion to and to the extent such liability, loss, expense, attorneys’ fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of Licensor, its officers, agents or employees.

5.2.
Licensee shall defend, indemnify and hold Licensor, its officers, agents and employees harmless from and against any and all liability, loss, expense (including reasonable attorneys’ fees) or claims for injury or damages arising out of the performance of this Agreement but only in proportion to and to the extent such liability, loss, expense, attorneys’ fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of Licensee, its officers, agents or employees.

Section 6: Termination

6.1
Licensor Termination Rights:  Licensor shall have the right to terminate this Agreement (without   prejudice to any rights which Licensor may have either under the provisions herein or otherwise), effective as of the date of receipt by Licensee of written notice of such termination by Licensor, upon the occurrence of any of the following events.  In the event of such a termination, Licensee’s rights to the Licensed Property shall immediately cease to exist and ALL rights to the Licensed Property shall immediately revert to the Licensor.

6.1.1.
Licensee Default.  A “Licensee Default” shall occur if Licensee defaults in the performance of any material obligation herein and such default is not cured within fifteen (15) calendar days after receipt from Licensor of written notice of such default; provided that if: (i) such default cannot be cured with reasonable diligence during such fifteen (15) calendar day period; and (ii) Licensee takes reasonable steps during such fifteen (15) calendar days to cure of such default, then such default shall not constitute a Licensee Default.  In the event Licensee is late making any of the payments as set forth in Section 2.2, and if cured within fifteen (15) calendar days as set forth above, Licensee is subject to a late fee of $1,000.

6.2.
Licensee Termination Rights:  Licensee shall have the right to terminate this Agreement (without prejudice to any rights which it may have either under the provisions herein or otherwise), upon a Licensor Default.  A “Licensor Default” shall occur if Licensor defaults in the performance of any of its obligations hereunder and such default is not cured within fifteen (15) calendar days after receipt from Licensee of written notice of such default; provided that if:  (i) such default cannot be cured with reasonable diligence during such fifteen (15) calendar day period; and (ii) Licensor takes reasonable steps during such fifteen (15) calendar days to cure of such default, then such default shall not constitute a Licensor Default.

6.3.
Automatic Termination upon Bankruptcy Petition:  In the event of a voluntary or involuntary bankruptcy, under any chapter, with the U.S. Bankruptcy Court, the Licensee’s rights to the Licensed Property shall immediately cease to exist and ALL rights to the Licensed Property shall immediately revert to the Licensor.  Further, in the event Licensee files for a bankruptcy, Licensee acknowledges that Licensee shall not list this Agreement as an asset on any schedules in any bankruptcy proceedings, as the Licensee shall no longer have any rights, whatsoever, in the Licensed Property.

Initials:
	Licensor	Licensee

Section 7: Miscellaneous

7.1.
As between Licensor and Licensee, Licensee, as the exclusive license holder of all right and interest in the Licensed Property, has sole discretion whether or not to institute any action or suit against third parties for infringement of the Licensed Property or to defend any action or suit brought by a third party which challenges or concerns the validity of the Licensed Property.

7.2.
This Agreement shall not be binding upon the parties until it has been signed herein below by or on behalf of each party.  This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their permitted successors and assigns.  No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid.

7.3.
If any section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such section in every other respect and the remainder of this Agreement shall continue in effect.

7.4.	The headings of sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

7.5.
Licensor agrees that during the term of this Agreement, Licensor shall hold in confidence all Confidential Information of the Licensee.  Confidential Information is limited to information related to the maintenance, use, and exploitation of the Licensed Property.

7.6.
The obligations of confidentiality set forth herein shall not apply to information that Licensor can show by competent proof (i) was generally known to the relevant public at the time of disclosure, or became generally known after disclosure to Licensor without breach of this Agreement; (ii) was lawfully received by Licensor from a third party who was not under such restrictions; (iii) was known to Licensor without such restrictions prior to its receipt from Licensee; (iv) was independently developed by Licensor or independent third parties without breach of this Agreement; or (v) is required to be disclosed by Licensor pursuant to judicial order or other compulsion of law, but only as required by such order and provided that Licensor provides to Licensee prompt notice of any efforts to obtain such order and complies with any protective order imposed on such disclosure.

7.7.
Upon any termination of this Agreement or earlier as requested by Licensee, Licensor shall promptly return to Licensee or destroy all documents or materials, of any nature, in his possession, custody or control containing Confidential or Proprietary Information (regardless of the medium in which such Confidential Information is stored) that have been furnished by Licensee to Licensor.

7.8.	Licensor shall not disclose the terms of this Agreement to any third party, without the prior written consent of Licensee. This obligation is subject to the following exceptions:

7.8.1.
disclosure is permissible if required by government or court order, provided that the party required to disclose first gives the other prior written notice in order to enable it to seek a protective order (or other equivalent protection);

7.8.2.	Licensor may disclose the existence of this Agreement to third party inquiries and shall redirect such third parties to the Licensee;

7.8.3.	disclosure is permissible if otherwise required by law or any applicable securities exchange rules or regulations; and

Initials:
	Licensor	Licensee

7.8.4.	Licensor may disclose this Agreement or its contents to the extent reasonably necessary, on a confidential basis, to his accountants, attorneys, and financial advisors on a “need to know” basis.

7.9.
This Agreement embodies the entire understanding of the parties with respect to the Licensed Property and merges all prior discussions between the parties.  Neither party shall be bound by any condition, definition, warranty, understanding or representation with respect to the subject matter hereof other than as expressly provided herein.

7.10.	This Agreement may be executed by the parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.

7.11.
Nothing contained herein, or done in pursuance of this Agreement, will constitute the parties entering into a joint venture or partnership or will constitute either party hereto being the agent for the other party for any purpose or in any sense whatsoever.

7.12.
Licensee may not assign, in whole or in part, its interest hereunder, without the prior written approval of the Licensor, provided such approval is not unreasonably withheld.  In the event of such an assignment, any assignee is bound by the terms of this Agreement.  Licensor may freely assign its rights hereunder without seeking the prior written approval of the Licensee.

7.13.
In the event of a dispute or claim between the parties herein, or their successors or assigns, arising from the transaction herein created or related thereto, or the breach thereof, the matter shall be decided by binding arbitration held in Wilmington, Delaware, USA.

7.14.
The tribunal shall consist of three arbitrators, with each party appointing one within fourteen days of the request for arbitration, and the two so appointed shall choose a third within ten days.  Should a party not appoint an arbitrator, the proceedings shall proceed with only the one designated arbitrator.

7.15.
To be eligible to be an arbitrator, an individual shall be a certified public accountant licensed as such in Delaware for at least fifteen years, who has had no contact with the parties herein, their business associates, their attorneys, or either of the other arbitrators.

7.16.
The arbitrators shall have no power to add to, delete, or modify this Agreement.  The prevailing party shall be awarded an amount to pay the legal fees and all costs of arbitration that the prevailing party reasonably incurred in light of the amount in controversy.

7.17.
The arbitrators shall use their best effort to render an award within thirty days of the appointment of the first arbitrator.  The parties are bound to cooperate in good faith so that such arbitration may be completed within thirty days as aforesaid.

7.18.	Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

7.19.	The governing law of this agreement and the arbitration shall be the substantive law of Delaware.

7.20.	Neither party shall be considered the author of this Agreement for the purpose of interpreting the meaning of any provision herein.

7.21.	Each party acknowledges that its legal counsel has reviewed and approved this Agreement.

7.22.
This Agreement and the signatures herein shall have no force or effect until Licensor receives Payment considerations defined in Section 2.1.  When Licensor receives such consideration, this Agreement becomes binding on all parties hereto, with full force and effect.

Initials:
	Licensor	Licensee

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the Effective Date.

	YOBI CAPITAL FUND. (Licensee)	VERTRON CORPORATION (Licensor)

By		By
	Darrell Hubbard	Jeroen Hormes
	Chief Innovation Officer	President

Corporate Resolution for Licensee

The stockholders of Yobi Capital Fund Corporation, have duly confirmed, ratified, and adopted the provisions of this Agreement as of June 1, 2015.

Yobi Capital Fund Corporation (Licensee)

By
Darrell Hubbard
Chief Innovation Officer

Corporate Resolution for Licensor

The stockholders of Vertron Corporation, have duly confirmed, ratified, and adopted the provisions of this Agreement as of June 1, 2015.

Vertron Corporation (Licensor)

By
Jeroen Hormes
President

Initials:
	Licensor	Licensee